Exhibit 99.1

CONTACT:

GTC Biotherapeutics, Inc.

William K. Heiden

Chairman, President and Chief Executive Officer

(508) 370-5277 or william.heiden@gtc-bio.com

CORRECTING and REPLACING GTC Biotherapeutics Reports

Third Quarter 2010 Financial Results

FRAMINGHAM, Mass., October 27, 2010 — In the Selected Financial Information, under Net income (loss) per common share –Diluted, the Three Months Ended September 30, 2010 should read: $0.05 (sted $0.39). Under Weighted average number of shares outstanding – Diluted, the Three Months Ended September 30, 2010 should read: 77,670 (sted 8,943).

The corrected release reads:

GTC BIOTHERAPEUTICS REPORTS

THIRD QUARTER 2010 FINANCIAL RESULTS

GTC Biotherapeutics, Inc. (“GTC”, OTCBB: GTCB) today reported its financial results for the third fiscal quarter ended September 30, 2010. We reported net income for the third quarter of 2010 of $3.5 million, or $0.12 per share, primarily as a result of the recognition of approximately $8.7 million of (non-cash) revenue during the quarter. This revenue had previously been classified as deferred revenue, but was recognized this quarter in connection with our (previously announced) signing of a definitive agreement with Lundbeck in July 2010, whereby we regained commercialization rights to ATryn® in the U.S. and terminated our collaboration with Lundbeck. This compares to a net loss of $5.1 million, or $0.48 per share, for the third quarter of 2009.

The total net loss for the first nine months of 2010 was $4.5 million, or $0.15 per share, compared to $26.2 million, or $2.51 per share, for the first nine months of 2009. The decrease in the net loss for the first nine months of 2010 is primarily a result of the recognition of the approximately $8.7 million of (non-cash) revenue under the Lundbeck agreement referred to above, as well as the award of approximately $4.1 million to GTC from LEO Pharma (of which approximately a $3.8 million gain was recorded as other income in the second quarter) in the International Chamber of Commerce (ICC) arbitration proceeding we brought against LEO Pharma and the recognition of deferred revenue of approximately $4.4 million in the second quarter as a result of that arbitration decision.

“Beyond our financial results announced today, I am pleased to confirm that we continued to make excellent progress towards achieving key Company goals related to Factor VIIa, ATryn® and our ‘bio-superior’ product candidates during the third quarter of 2010,” stated William K. Heiden, Chairman, President and CEO of GTC Biotherapeutics. “I can confirm that we are on-track to initiate a Phase I study for rhFVIIa with our partner LFB in the fourth quarter of 2010. As well, we have made good progress in planning to take on responsibilities for U.S. marketing of ATryn® from Lundbeck Inc., a wholly owned subsidiary of H. Lundbeck A/S in Denmark (Copenhagen Stock Exchange: LUN). The definitive agreement was signed early in the third quarter and we are on-track to take on responsibilities for all aspects of commercialization in the U.S. on or before the contractually defined date in early 2011”. Mr. Heiden continued, “We also recently received a proposal from LFB Biotechnologies, S.A.S., Les Ulis, France, to take GTC private at $0.28 per share. The proposal from LFB contemplates a $17 million financing followed by the filing of a short-form merger agreement, buy-out of the minority shareholders at $0.28 per share, and a delisting of GTC shares. The GTC Board of Directors has established a committee of independent board members to evaluate this proposal.”

Program Updates:

Factor VIIa

GTC, together with its collaboration partner LFB Biotechnologies, has established the transgenic rabbit production system for its recombinant form of human coagulation factor VIIa (rhFVIIa) which is being developed for the treatment of patients with hemophilia. We are making the final preparations to initiate a Phase I study in the fourth quarter of 2010, and plan to have the subjects enrolled by year-end. This will be a safety, pharmacokinetic and pharmacodynamic study of rhFVIIa in comparison with NovoSeven® in normal healthy volunteers. On the basis of current plans, GTC expects to have results from this study in early 2011.

ATryn®

GTC has made good progress towards planning to take on all commercialization responsibilities for ATryn® in the U.S. on or before January 15, 2011. On July 16, 2010 GTC announced that it had regained the U.S. commercialization rights to ATryn® from Lundbeck Inc. There will be a transition period of up to six months wherein Lundbeck will perform certain services on behalf of GTC in order to ensure that ATryn® will continue to be available to physicians and their patients in an uninterrupted fashion as commercialization responsibilities are smoothly transitioned to GTC. Thereafter, Lundbeck will earn a royalty on net sales beginning in mid-2012, with a predefined cumulative maximum.

In Europe, GTC is in discussions with potential partners for the commercialization and further development of ATryn®.

Bio-Superiors program (monoclonal antibodies and recombinant forms of plasma derived therapeutic proteins)

Beyond ATryn®, GTC is developing a portfolio of bio-superior, recombinant forms of human plasma proteins with known therapeutic benefits. GTC has also developed a portfolio of monoclonal antibodies (MAbs) targeting HER2, EGFR and TNF, which address markets with total sales in excess of $16 billion, as well as a CD20 antibody with enhanced ADCC (antibody-dependent cell-mediated cytotoxicity). For example, GTC has established a transgenic goat production system for the production of TG20, a MAb that targets CD20. TG20, which is not identical to rituximab (Rituxan®), has demonstrated in in-vitro studies that it has an approximately 10-fold greater antibody dependent cell-mediated cytotoxicity, referred to as ADCC, than rituximab. This may translate into improved efficacy or reduced dosage in hematologic malignancies. GTC has established production animals which express a MAb similar to trastuzumab (Herceptin®) in their milk, and this protein is currently being characterized. GTC is also developing transgenic animals for the production of MAbs similar to adalimumab (Humira®) and cetuximab (Erbitux®). GTC is in discussions with potential partners to support further clinical development and commercialization for these programs.

Other Financial Results

Revenues were approximately $9.2 million for the current quarter, compared to approximately $0.7 million for the third quarter of 2009. Revenues were approximately $14.5 million for the first nine months of 2010 compared to approximately $1.6 million for the first nine months of 2009, an increase of approximately $12.9 million. The revenue increases in 2010 were primarily from approximately $4.4 million of previously deferred revenue (non-cash) related to our agreement with LEO Pharma as well as approximately $8.7 million of previously deferred revenue (non-cash) related to our agreement with Lundbeck.

Costs of revenue and operating expenses were approximately $5.1 million for the current quarter, compared to approximately $10.3 million for the third quarter of 2009, a decrease of 50% year-over-year. Costs of revenue and operating expenses were approximately $21.2 million for the first nine months of 2010, approximately 30% lower than $30.3 million for the first nine months of 2009. The lower expenses in 2010 were primarily due to decreased costs on the ATryn® program, bio-superiors programs and the alpha-feto protein program as well as decreased legal costs associated with the LEO arbitration in 2009.

The reductions in force that GTC implemented in the fourth quarter of 2009 and the second quarter of 2010, together with other expense reductions, are expected to produce expense savings of approximately $13 million to $15 million per year on an annualized basis.

Research and development expenses were $3.3 million for the current quarter compared to $7.1 million for the third quarter of 2009. Research and development expenses were approximately $13.3 million for the first nine months of 2010 compared to $20.9 million for the first nine months of 2009. The decrease in research and development expense occurred despite a $4.7 million year-to-date increase in spending on our joint development programs with LFB (recombinant factor VIIa, recombinant factor IX, recombinant alpha-1 antitrypsin and TG20 monoclonal antibody). The quarterly decrease was due to approximately $1 million of LFB net funding of the joint program expenses in the third quarter of 2010, as well as a decrease of approximately $0.9 million in spending on the ATryn® program and a net reduction of approximately $1.9 million in other development programs. The yearly decrease was due to a decrease of approximately $4.5 million in spending on the ATryn® program and a net reduction of approximately $3.5 million in other development programs.

Selling, general and administrative expenses were $1.4 million for the current quarter of 2010, compared to $2.6 million for the third quarter of 2009 and $7 million for the first nine months of 2010, compared to $8.2 million for the first nine months of 2009. The decrease in expenses was primarily due to the absence in 2010 of the legal costs associated with the LEO arbitration in 2009.

The weighted average number of shares outstanding increased from 10.5 million shares in the third quarter of 2009 to 30.4 million shares in the third quarter of 2010. The weighted average number of shares outstanding increased from 10.4 million shares in the first nine months of 2009 to 30.4 million shares in the first nine months of 2010. The increase in shares outstanding is due to the financing activities completed in 2009, as well as the conversion by LFB in January 2010 of its remaining holdings of Series E Convertible Preferred Stock into common stock. GTC had approximately 30.5 million common shares outstanding as of September 30, 2010.

Cash Position

Cash and marketable securities at September 30, 2010 totaled $2.7 million, a $1.1 million decrease compared to $3.8 million at January 3, 2010. In February 2010, GTC obtained $7 million of new funding from LFB in the form of a 4%, 36-month term loan with a single payment of principal and interest at maturity. In June 2010, GTC obtained $7 million of new funding from LFB in the form of a 4%, 36-month convertible loan with a single payment of principal and interest at maturity. With our current cash position today and anticipated receipts from existing partnering agreements, service contracts and sales of ATryn®, GTC projects that its cash resources will be sufficient to support its operations to the middle of December of 2010. This estimate excludes future cash proceeds from any potential new partnering agreements or additional financing arrangements, including the recently announced offer from LFB to take GTC private, which contemplates the purchase by LFB of 61 million shares of our common stock in a private placement for $0.28 per share, or an aggregate purchase price of approximately $17 million. The GTC Board of Directors has established a committee of independent board members to evaluate this proposal

Transfer to Over-The-Counter Bulletin Board (OTCBB)

On March 19, 2010, GTC transferred trading in its common stock from the NASDAQ Capital Market to the Over-the-Counter Bulletin Board (“OTCBB”), an electronic quotation service operated by the Financial Industry Regulatory Authority (“FINRA”). The symbol for GTC’s common stock remains GTCB; however, in some systems investors will be required to enter GTCB.OB or GTCB.PK to obtain a quote.

About GTC Biotherapeutics

GTC Biotherapeutics develops, supplies and commercializes therapeutic proteins produced through transgenic animal technology. ATryn®, GTC’s recombinant human antithrombin, has been approved for use in the United States and Europe. ATryn® is the first therapeutic product produced in transgenic animals to be approved anywhere in the world.

In addition to ATryn®, GTC is developing a portfolio of recombinant human plasma proteins with known therapeutic properties. These proteins include recombinant forms of human coagulation factors VIIa and IX, which are being developed for the treatment of patients with hemophilia, and recombinant alpha-fetoprotein, which is being developed for the treatment of myasthenia gravis and multiple sclerosis.

GTC’s intellectual property includes a patent in the United States through 2021 for the production of any therapeutic protein in the milk of any transgenic mammal. GTC’s transgenic production platform is particularly well suited to enable cost effective development of proteins that are difficult to express in traditional recombinant production systems as well as proteins that are required in large volumes. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the prospects for initiation of clinical studies in the factor VIIa program and for additional indications in the ATryn® program, projections regarding the impact of cost savings measures and GTC’s projected cash runway, and statements related to a proposed going private transaction. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K, as updated or supplemented from time to time by those risks and uncertainties included in its other periodic reports as filed with the Securities and Exchange Commission, including the risks and uncertainties associated with dependence upon the actions of partners and regulatory agencies, the uncertainties associated with conducting clinical studies, and the uncertainty that GTC will be able to obtain additional financial resources, including through continuing and new external programs and marketing and strategic partners for some of its internal programs and through additional financing arrangements. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.

ATryn® is a registered trademark of GTC Biotherapeutics, Inc.

Erbitux® is a registered trademark of ImClone LLC.

Humira® is a registered trademark of Abbott Laboratories.

Herceptin® and Rituxan® are registered trademarks of Genentech, Inc.

GTC BIOTHERAPEUTICS, INC.

Selected Financial Information

(Unaudited, in thousands except per share amounts)

	Three months ended		Nine months ended
	September 30, 2010	September 27, 2009	September 30, 2010	September 27, 2009

Revenues:
Service revenue	$319	$134	$760	$772
Product revenue	184	615	581	830
Other milestone revenue	8,724	—	13,157	—

	9,227	749	14,498	1,602

Costs of revenue and operating expenses:
Cost of service revenue	313	255	839	875
Cost of product revenue	21	299	74	315
Research and development	3,344	7,141	13,262	20,914
Selling, general and administrative	1,442	2,600	6,975	8,245

	5,120	10,295	21,150	30,349

Profit (loss) from operations	$4,107	$(9,546)	$(6,652)	$(28,747)

Other income (expense):	(585)	4,636	2,115	2,726

Net profit (loss)	$3,522	$(4,910)	$(4,537)	$(26,021)

Accretion on redeemable convertible preferred stock	—	(144)	—	(144)

Net income (loss) attributable to common stockholders	3,522	(5,054)	(4,537)	(26,165)

Net income (loss) per common share
Basic	$0.12	$(0.48)	$(0.15)	$(2.51)

Diluted	$0.05	$(0.48)	$(0.15)	$(2.51)

Weighted average number of shares outstanding
Basic	30,449	10,487	30,392	10,445

Diluted	77,670	10,487	30,392	10,445

	September 30, 2010	January 3, 2010
Cash and marketable securities	$2,738	$3,816
Other current assets	4,578	3,615
Property and equipment, (net)	11,873	12,456
Other assets	5,271	6,113

Total assets	$24,460	$26,000

Current liabilities	$13,611	$16,641
Short-term deferred contract revenue	1,477	6,875
Long-term deferred contract revenue	—	8,173
Long-term debt	31,673	16,758
Other liabilities	1,477	37
Shareholders’ deficit	(23,778)	(22,484)

Total liabilities and shareholders’ deficit	$24,460	$26,000